      As filed with the Securities and Exchange Commission on May 4, 1999
                                                     Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ---------------
                                   FORM S-8
                            Registration Statement
                       Under The Securities Act Of 1933

                                ---------------

                                DATA RACE, INC.
            (Exact name of registrant as specified in its charter)

             Texas                                     74-2272363
(State or other jurisdiction of         (I.R.S. employer identification number)
 incorporation  or organization)


                            12400 Network Boulevard
                           San Antonio, Texas 78249
         (Address, including zip code, of principal executive offices)

                                ---------------


                       Consultant and Advisor Stock Plan
                           (Full title of the Plans)

                                ---------------

                               Gregory T. Skalla
                            12400 Network Boulevard
                           San Antonio, Texas 78249
(Name, address and telephone number, including area code, of agent for service)

                                ---------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                   Proposed             Proposed
             Title of                       Amount                 Maximum              Maximum              Amount of
            Securities                      to be                  Offering             Aggregate           Registration
         to be Registered                 Registered               Price Per            Offering                Fee
                                                                    Share                Price
--------------------------------------------------------------------------------------------------------------------------------
     Common Stock, no par value           500,000 shares (1)      $4.188 (2)         $2,094,000  (2)            $583
--------------------------------------------------------------------------------------------------------------------------------
               Total                      500,000 shares                                                        $583
================================================================================================================================

(1) Issuable upon award of stock grants available to be granted under the DATA RACE, Inc. Consultant and Advisor Stock Plan.
(2) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported by The Nasdaq National Market on April 28, 1999.

                                    Part II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents are incorporated by reference in this Registration Statement:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

        3. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

        4.  The Company's Current Report on Form 8-K filed August 4, 1998; and

        5. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A of the Company, filed October 5, 1992, including any amendment and report filed for the purpose of updating such description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all Common Stock to which this Registration Statement relates has been sold or that deregisters all Common Stock to which this Registration Statement relates then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such reports and documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Company has amended its Articles of Incorporation and added Article Ten adopting such limitations on a director's liability. The Company's Articles of Incorporation also provide in Article Ten, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the Company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

        Article VIII of the Company's bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer or employee of the Company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

        An insurance policy obtained by the Company provides for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.                     Description of Exhibit
-----------                     ----------------------

5             Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1          Consent of KPMG LLP.

23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5.1).

24 Power of Attorney (included on signature page of this Registration Statement)

Item 9. Undertakings.

         a)   The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on May 4, 1999.


                                       DATA RACE, INC.

                                       By:  /s/ Gregory T. Skalla
                                           ---------------------------------
                                           Gregory T. Skalla
                                           Senior Vice President and Chief
                                           Financial Officer

                               POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Data Race, Inc., hereby constitute and appoint W. B. Barker and Gregory T. Skalla, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.


         Name                            Title                             Date
         ----                            -----                             ----

/s/ Dr. W. B. Barker           President, Chief Executive           May 4, 1999
-------------------------      Officer and Director
 Dr. W. B. Barker

/s/ Gregory T. Skalla          Senior Vice President-Finance,       May 4, 1999
-------------------------      Chief Financial Officer, Treasurer
 Gregory T. Skalla             and Secretary (Principal Financial
                               and Accounting Officer)

 /s/ Jeffrey P. Blanchard      Chairman of the Board of             May 4, 1999
-------------------------      Directors
 Jeffrey P. Blanchard

 /s/ Matthew A. Kenny          Director                             May 4, 1999
-------------------------
 Matthew A. Kenny

         Name                            Title                             Date
         ----                            -----                             ----

 /s/ George R. Grumbles        Director                             May 4, 1999
-------------------------
 George R. Grumbles

 /s/ Dwight E. Lee             Director                             May 4, 1999
-------------------------
 Dwight E. Lee

  /s/ Edward A. Masi           Director                             May 4, 1999
-------------------------
 Edward A. Masi

                                   EXHIBITS
                               INDEX TO EXHIBITS
                               -----------------

Exhibit No.                                     Exhibit
-----------                                     -------
  5           Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

23.1          Consent of KPMG LLP.

23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5.1).

25 Power of Attorney (included on signature page of this Registration Statement)